                                   Exhibit 5.1

                                                     June 3, 1997

Advanced Magnetics, Inc.
725 Concord Avenue
Cambridge, Massachusetts 02138

   Re: Registration Statement on Form S-8 Relating to the 1997 Employees Stock Purchase Plan of Advanced Magnetics, Inc. (the "Plan")
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Dear Sir or Madam:

    Reference is made to the above-captioned Registration Statement on Form S-8 (the "Registration Statement") filed by Advanced Magnetics, Inc. (the "Company") on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to an aggregate of 150,000 shares of Common Stock, $.01 par value, of the Company issuable pursuant to the Plan (the "Shares").

    We have examined, and are familiar with, and have relied as to factual matters solely upon, copies of the Plan, the Certificate of Incorporation, as amended and the By-Laws of the Company, the minute books and stock records of the Company and originals of such other documents, certificates and proceedings as we have deemed necessary for the purpose of rendering this opinion.

    Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and paid for in accordance with the terms of the related Plan, the terms of any option granted thereunder and the terms of any related agreements with the Company, will be validly issued, fully paid and nonassessable.

    We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                         Very truly yours,

                                         /s/ Testa, Hurwitz & Thibeault, LLP
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                                        TESTA, HURWITZ & THIBEAULT, LLP